Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Tucson Electric Power Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	(1)	Debt	Senior Notes	Rule 457(r)	0	0	0	0	0	0	0	0	0

Fees Previously Paid					0	0	0	0	0	0	0	0	0

Carry Forward Securities

Carry Forward Securities

		Total Offering Amount							$0.00

		Total Fees Previously Paid							$0.00

		Total Fee Offsets							$0.00

		Net Fee Due							$0.00

Offering Note

(1)

An indeterminate number of the securities is being registered as may from time to time be offered by the registrant at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fees and will pay any applicable registration fees on a “pay as you go” basis.